EXHIBIT 11 (b)
      AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
         CALCULATION OF FULLY-DILUTED EARNINGS PER SHARE
        (Dollars in thousands, except per share amounts)
                           (Unaudited)


                                                         Three Months Ended
                                                               March 31,
                                                       -------------------------
                                                         1995           1994
                                                       ----------     ----------
Weighted average number of common shares
 outstanding                                           10,332,892     10,226,758
Assumed exercise of certain options                       266,995         65,877
                                                       ----------     ----------
                                                       10,599,887     10,292,635
                                                       ==========     ==========

Net income                                                 $7,257           $683
                                                           ======           ====

Fully-diluted earnings per common share                      $.68           $.07
                                                             ====           ====